Exhibit 5.1

BEIJING BRUSSELS DUBAI FRANKFURT JOHANNESBURG LONDON LOS ANGELES NEW YORK PALO ALTO SAN FRANCISCO SEOUL SHANGHAI WASHINGTON	Covington & Burling LLP The New York Times Building 620 Eighth Avenue New York, NY 10018-1405 T +1 212 841 1000

November 30, 2022

Alaunos Therapeutics, Inc.

8030 El Rio Street

Houston, Texas 77054

Ladies and Gentlemen:

We have acted as counsel to Alaunos Therapeutics, Inc., a Delaware corporation (the “Company”), in connection with the issuance and sale on the date hereof by the Company of 27,863,026 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), pursuant to the Underwriting Agreement, dated November 29, 2022 (the “Underwriting Agreement”), by and between the Company and Cantor Fitzgerald & Co. (the “Underwriter”). The offer and sale of the Shares are being registered under the Securities Act pursuant to the Company’s registration statement on Form S-3 (File No. 333-266841), which was filed with the Securities and Exchange Commission (the “SEC”) on August 12, 2022, as amended by Pre-Effective Amendment No. 1 thereto, filed with the SEC on August 31, 2022 (as so amended, the “Registration Statement”).

We have reviewed the Underwriting Agreement, the Registration Statement, and the prospectus, dated September 7, 2022, as supplemented by a prospectus supplement with respect to the offer and sale of the Shares, as filed with the Securities and Exchange Commission on November 30, 2022. We have also reviewed such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

We have assumed that all signatures are genuine, that all documents submitted to us as originals are authentic and that all copies of documents submitted to us conform to the originals.

We have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.

Based upon the foregoing, we are of the opinion that the Shares have been duly authorized, and when issued and sold by the Company pursuant to the terms of the Underwriting Agreement and upon receipt by the Company of full payment therefor in accordance with the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

We are members of the bar of the State of New York. We do not express any opinion herein on any laws other than the law of the State of New York, the Delaware General Corporation Law, applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

Alaunos Therapeutics, Inc.

November 30, 2022

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K dated the date hereof related to the offering of the Shares. We also hereby consent to the reference to our firm under the heading “Legal Matters” in the prospectus supplement constituting part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Covington & Burling LLP